Exhibit 10.8

HARMONY BIOSCIENCES, LLC

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of August 11, 2020, is made by and between Harmony Biosciences, LLC a Delaware limited liability company (the “Company”), and John Jacobs (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as the President and Chief Executive Officer of the Company pursuant to that certain Executive Employment Agreement, dated as of September 6, 2017 (the “Prior Employment Agreement”); and

WHEREAS, the Company and the Executive mutually desire to continue the employ of the Executive, under the terms and conditions set forth herein and to replace and supersede the Prior Employment Agreement, in any case, effective as of the closing of the Commencement Date (as defined below).

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and the Executive agree as follows:

ARTICLE I

EMPLOYMENT AND DUTIES

Section 1.01    Employment and Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence upon the date of the consummation of an initial public offering of Parent’s (as defined below) common stock (the “Parent IPO” and the date that the Parent IPO is consummated, the “Commencement Date”) and shall continue until the occurrence of a termination event as described in this Agreement.

Section 1.02    Position and Duties. The Executive shall, during the Term, serve as President and Chief Executive Officer of the Company, and shall report directly to the Board (as defined below). The Executive shall have the duties and responsibilities customarily associated with such position and will perform such other duties or serve in such other capacities as reasonably directed by the Board from time to time consistent with his position(s) hereunder. The Executive’s primary work location shall be at the Company’s principal offices located in Philadelphia, PA.

Section 1.03    Scope. The Executive will devote substantially all of his business time, attention, skills and efforts to the performance of his duties. The Executive acknowledges that his duties and responsibilities require the Executive’s full-time business efforts, and agrees to not engage in any other business activity or interests which materially interfere or conflict with the performance of the Executive’s duties.

ARTICLE II

COMPENSATION AND BENEFITS

Section 2.01    Base Salary. During the Term, the Company will pay the Executive a base salary (the “Base Salary”) of $473,068 per year, pro-rated for partial years of service, in accordance with the Company’s standard payroll practices and procedures. The Base Salary will be reviewed annually by the Board of Directors or, if applicable, its Compensation Committee (as the case may be, the “Board”) of Harmony Biosciences Holdings, Inc., a Delaware corporation and the sole member of the Company (the “Parent”), but may only be decreased during the Term in connection with a one-time across-the-board annual base salary reduction of the other members of the Company’s senior management team of no more than 10% (in which case such increased or decreased amount shall be the “Base Salary”).

Section 2.02    Bonus. During the Term, the Executive shall be eligible to receive annual discretionary bonuses in the form of short-term cash incentive compensation (the “Short Term Incentive”), in an amount (if any) to be determined by the Board or its Compensation Committee, in its sole, nonreviewable discretion, based upon the Executive’s performance meeting Board established individual goals and objectives to meet the growth strategy of the Company, as well as the Company’s overall performance. Without limiting the generality of the Board’s discretion, the Executive’s target Short Term Incentive per annum shall be 50% of the Executive’s Base Salary (the “Target Bonus”), and the Executive’s maximum Short Term Incentive amount per annum will be equal to 75% of the Executive’s Base Salary. Any Short Term Incentive shall be deemed earned on the date it is paid, provided, however, that, except as otherwise provided in Article III of this Agreement, the Executive must be employed by the Company on the date the Short-Term Incentives are paid in order for the Executive to be entitled to receive any payment of Short Term Incentive. The payment of the Short Term Incentive (if any) will be determined in the Company’s sole discretion and paid to the Executive (to the extent payable) on the date on which annual bonuses are paid generally to the Company’s senior executives; however, in no event will any Short Term Incentive be paid later than March 15th following the year to which it pertains.

Section 2.03    Parent Equity. Pursuant to the Prior Employment Agreement, and subject to the Executive’s stock option agreement approved by the Board (the “Stock Option Agreement”), the Executive was granted a nonqualified stock option (the “Stock Option”) under that certain Equity Incentive Plan of the Parent (the “Plan”) to purchase shares of common stock of the Parent at a per share exercise price equal to or greater than the fair market value per share of common stock of the Parent as of the date of grant, as determined by the Board (in accordance with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”)). The Stock Option shall continue to time vest as to 20% of the shares of common stock subject to the Stock Option on each of the first five anniversaries of the grant date, provided that the Executive remains employed by the Company through each such anniversary date, shall become fully vested as provided for in the Plan upon the consummation of a Change in Control (as defined in the Plan) (provided that the Executive remains employed by the Company through the date of consummation of such Change in Control) and shall otherwise be subject to the terms of the Stock Option Agreement described above and the Plan (which Plan shall have a ten year term, unless the Board terminates the Plan early as permitted in the Plan, in which case the Stock Option, if still outstanding as of such termination, shall expressly survive such termination and remain outstanding in accordance with the terms of the Plan, the Stock Option Agreement and this Agreement thereafter), including, but not limited to, the termination, forfeiture, repurchase and change of control provisions contained therein.

Section 2.04    Expenses. Subject to the Company’s standard policies and procedures for expense reimbursement as applied to its executive employees generally, the Company shall reimburse the Executive for, or pay on behalf of the Executive, reasonable out-of-pocket business expenses incurred by the Executive on behalf of the Company, including airfare and other approved travel expenses as provided for in the Company’s standard travel policies and procedures.

Section 2.05    Reserved.

Section 2.06    Other Company Benefits. During the Term, the Executive shall be eligible to participate in all employee benefit plans and programs maintained by the Company that are available to Company management personnel of comparable responsibilities, subject to the terms and conditions of such plans and programs which may be amended from time to time by the Company.

Section 2.07    Vacation. During the Term, the Executive shall be entitled to accrue up to twenty (20) paid vacation days in each full calendar year, which shall be accrued ratably at a rate of 1.66 days per full calendar month. In other respects, the Company’s vacation policies and practices shall apply to vacations. The Executive shall also be entitled to all paid holidays given by the Company generally to its executives. Unless otherwise required by law or express, written Company policy, any accrued, unused vacation days remaining at the end of a given calendar year during the Executive’s employment or remaining on the Termination Date (as defined, below) shall be forfeited and the Executive shall not be paid therefore. Notwithstanding the foregoing sentence, the Company may, as determined in its sole discretion, permit the Executive to carry over some, all or none of any accrued unused vacation days from one calendar year into the next calendar year during the Executive’s employment with the Company.

ARTICLE III

TERMINATION

Section 3.01    Termination of Employment. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)    Death. The Executive’s employment hereunder shall terminate upon his death.

(b)    Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the

Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3.01(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

(c)    Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause. “Cause” shall exist with respect to the Executive for purposes of this Agreement if the Executive has:

(i)    willfully failed to perform his material duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness);

(ii)    willfully failed to comply with any valid and legal directive of the Board;

(iii)    engaged in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or any of its affiliates or any member of the Company Group (as defined below);

(iv)    embezzled, misappropriated funds or other assets or committed fraud, whether or not related to the Executive’s employment with the Company;

(v)    been convicted of or pleaded guilty or nolo contendere in respect of any crime that constitutes a felony (or state law equivalent) or any other crime that constitutes a misdemeanor involving moral turpitude, whether or not related to the Executive’s employment with the Company;

(vi)    willfully violated a material policy of the Company; and/or

(vii)    materially breached any material obligation under this Agreement.

Notwithstanding anything to the contrary contained herein, if the Executive is terminated by the Company for Cause, but an arbitrator or court makes a determination, which determination is not subject to further appeal or after any right to appeal has expired, that adequate grounds for Cause did not exist, then such termination shall be deemed a termination without Cause for all purposes hereunder.

(d)    Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. A termination without Cause is any termination that does not: (i) constitute a termination by the Company for Cause under Section 3.01(c); (ii) result from the death or disability of the Executive under Sections 3.01(a) or (b); or (iii) result from the Executive’s resignation for any reason (including, without limitation, Executive’s resignation with or without Good Reason and any Accelerated Resignation (each, as defined below)).

(e)    Termination by the Executive. The Executive may terminate the Executive’s employment hereunder at any time for any reason, including but not limited to with or without Good Reason, subject to applicable notice periods and requirements as set forth herein. “Good Reason” means, for purposes of this Agreement, the occurrence of any one or more of the following events without the Executive’s prior written consent: (a) the assignment to the Executive of any duties materially and adversely inconsistent with the Executive’s position, duties and responsibilities (including reporting relationships or status with the Company), or a material reduction in the scope of the Executive’s duties or responsibilities (including reporting relationships); (b) a material reduction in the Executive’s Base Salary and/or Target Bonus, except for across-the-board annual base salary reductions or target bonus reductions for the Company’s senior executives; (c) the Company’s (i) relocation of its principal executive office in Philadelphia, PA to a location more than fifty miles (or such longer distance that is the minimum permissible distance under the circumstances for purposes of the involuntary separation from service standards under the Treasury Regulations or other guidance under Section 409A) from such principal executive office and (ii) requiring the Executive to relocate his principal work location to such new principal executive office (except for required travel on business for the Company Group), but only if such relocation results in a material increase to Executive’s normal daily commute; (d) in the case of a Change in Control, the failure of the Company to cause a successor entity to assume and agree to perform this Agreement; or (e) any material breach by the Company of any material provision of this Agreement. Notwithstanding the foregoing, the Executive’s employment will not be deemed to have resigned for Good Reason unless (i) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 30 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (ii) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (iii) the effective date of the Executive’s termination for Good Reason occurs no later than 30 days after the expiration of the Company’s cure period.

(f)    Notice of Termination. Except for termination as specified in Section 3.01(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)    Termination Date. “Termination Date” shall mean: (i) if the Executive’s employment is terminated on account of his death under Section 3.01(a), the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3.01(b) or by the Company for Cause under Section 3.01(c), the date on which a Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3.01(d), the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3.01(e) without Good Reason, 30 days after the date on which a Notice of Termination is given; and (v) if the Executive’s employment is terminated by the Executive under Section 3.01(e) with Good Reason, the effective date of such termination as determined under Section 3.01(e) with respect to a termination with Good Reason. Notwithstanding the foregoing, in the event that the Executive resigns for any reason (other than a resignation with Good Reason) and gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Termination Date to any earlier effective date (an “Accelerated Resignation”) and such Accelerated Resignation shall not result in or be treated as a termination by the Company as of such earlier effective date for purposes of this Agreement.

Section 3.02    Accrued Obligations. In the event of any termination of the Executive’s employment pursuant to Section 3.01 above, the Executive shall be entitled to receive his Accrued Obligations. As used in this Agreement, “Accrued Obligations” shall mean: (i) the Executive’s earned but unpaid Base Salary through the Termination Date; (ii) any unpaid expense or other reimbursements due pursuant to Section 2.04 hereof; and (iii) vested employee benefits in accordance with the terms of the applicable employee benefit plans.

Section 3.03    Compensation in the Event of Termination Without Cause or by the Executive With Good Reason not in Connection with a Change in Control. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3.01(d), or the Executive terminates his employment for Good Reason as provided in Section 3.01(e), then the Company shall pay the Executive his Accrued Obligations. In addition, subject to the Executive signing a general release and waiver of claims in favor of the Company, the other members of the Company Group and related persons and entities substantially in the form attached hereto as Exhibit A (the “General Release Agreement”) and the General Release Agreement becoming irrevocable, all within 60 days after the Termination Date, and further subject to the Executive’s compliance with Article IV, the Executive shall be entitled to receive:

(a)    a cash amount equal to twelve (12) months of the annual Base Salary as in effect immediately prior to the Termination Date, paid in substantially equal installments as salary continuation for the twelve (12) months immediately following the Termination Date (such 12-month period, the “Severance Period”) in accordance with the Company’s normal payroll practices, provided that notwithstanding the foregoing, in no event shall any installment of such severance payments be paid prior to the sixtieth (60th) day following the Executive’s Termination Date (the “Delayed Start Date”) and any such installment that otherwise would have been paid between the Executive’s Termination Date and the Delayed Start Date shall instead be paid in a lump sum on the Delayed Start Date (without interest);

(b)    Subject to (x) the Executive’s timely election of continuation coverage under Code Section 4980B (“COBRA”) and (y) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an active employee of the Company, payment or reimbursement (as applicable) for the premiums for the Executive’s health, medical and dental insurance coverage under the Company’s group health plans, during the Severance Period (or until the date the Executive is eligible for health, medical and dental benefits by another employer, if earlier), to the same extent that the Company paid for such coverage immediately prior to the Executive’s termination, in a manner intended to avoid any excise tax under Code Section 4980D, subject to the eligibility requirements and other terms and conditions of such insurance coverage; and

(c)    Outplacement services consistent with those services customarily provided by the Company to its key employees for up to three (3) months immediately following the Termination Date or the date on which the Executive obtains other full-time employment, whichever occurs first.

Section 3.04    Additional Compensation in the Event of Terminations in Connection with a Change in Control.

(a)    Subject to the terms of this Agreement, if during the twelve (12) month period following a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3.01(d), or the Executive terminates his employment for Good Reason as provided in Section 3.01(e), then, in addition to the benefits provided for in Section 3.03, and subject the Executive’s timely execution and non-revocation of the General Release Agreement and the General Release Agreement becoming irrevocable, all within 60 days after the Termination Date, and further subject to the Executive’s compliance with Article IV, below, the Executive shall be entitled to receive a pro rata lump sum cash payment equal to the Executive’s Target Bonus for such calendar year, multiplied by a fraction the numerator of which is the number of days elapsed in the calendar year to and including the Termination Date and the denominator of which is 365.

(b)    The following definitions shall apply:

(i)    “Change in Control” means the occurrence of any of the following, as determined by the Board: (i) an acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the Company’s or Parent’s (as applicable) equity; excluding, however, the following: (a) any acquisition by the Company or Parent (as applicable); (b) any acquisition by a lender to the Company or Parent (as applicable) pursuant to a debt restructuring thereof; (c) any acquisition by, or consummation of a Corporate Transaction with an affiliate of the Company or Parent (as applicable); or (d) a Non-Control Transaction; or (ii) a Corporate Transaction unless such Corporate Transaction is a Non-Control Transaction. Notwithstanding the foregoing, an event or occurrence described above shall not constitute a Change in Control, unless such event or occurrence also qualifies as a “change in control event” within the meaning of Code Section 409A. Further, notwithstanding the foregoing, an initial public offering or other sale of the Company’s or Parent’s (as applicable) equity by the Company or Parent (as applicable) pursuant to a registration statement filed with the United States Securities Exchange Commission under the Securities Exchange Act of 1934, as amended, shall not be deemed to constitute a Change in Control.

(ii)    “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

(iii)    “Corporate Transaction” means the consummation of a reorganization, merger or consolidation involving the Company or Parent (as applicable) or the sale or other disposition of all or substantially all of the assets of the Company or Parent (as applicable), as determined by the Board.

(iv)    “Non-Control Transaction” means a Corporate Transaction as a result of which the combined voting power of outstanding equity of the Company or Parent (as applicable) immediately prior to such Corporate Transaction will entitle the holders thereof immediately prior to such Corporate Transaction to exercise, directly or indirectly, more than 50% of the combined voting power (disregarding for this purpose the voting power related to any disproportionate and more than incidental increase in any holder’s voting power occurring in connection with or incident to the transaction) of all units or, if applicable, the shares of capital stock, entitled to vote generally in the election of the board of managers or directors of similar governing body of the entity resulting from such Corporate Transaction immediately after such Corporate Transaction (including, without limitation, a corporation which as the result of such transaction owns the Company or Parent (as applicable) or all or substantially all of the Company’s or Parent’s (as applicable) assets, either directly or through one or more subsidiaries).

Section 3.05    Resignation from Positions. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately resign from each position held with the Company and its affiliates as of the Termination Date, including any position on the Board, if requested to do so by the Company.

ARTICLE IV

PROPRIETARY INFORMATION; RESTRICTIVE COVENANTS

Section 4.01    Definitions. As used in this Article, the following definitions apply:

(a)    “Company Group” means the Company and its subsidiaries and Parent.

(b)    “Competing Business” means any business that competes with the business of the Company Group.

Section 4.02    Confidential Information.

(a)    Obligation to Maintain Confidentiality. The Executive acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company Group, including, but not limited to, information concerning acquisition opportunities in or reasonably related to the business of the Company Group (“Confidential Information”), of which the Executive becomes aware during the Term are the property of the Company Group. Therefore, the Executive agrees that he will not disclose to any unauthorized Person or use for his own account any Confidential Information without the Board’s written consent, unless and to the extent that the aforementioned matters (i) become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions in breach of this Agreement, (ii) were known by the Executive prior to his commencement of service under the Prior Employment Agreement (other than Confidential Information disclosed to the Executive in confidence in connection with the Executive’s employment with the Company or another Company Group company), (iii) is required to be disclosed pursuant to any applicable law or court order or (iv) are in furtherance of the Executive’s duties under Section 1(a) hereof. The Executive agrees to deliver to the Company following his termination of employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company Group (including, without limitation, all acquisition prospects, lists and contact information) or containing Confidential Information which he may then possess or have under his control; provided that nothing herein shall preclude the Executive from retaining such documents and information as shall pertain to his rights hereunder or making such disclosure as shall be reasonably necessary to enforce any of the Executive’s rights hereunder.

(b)    Third Party Information. The Executive understands that the Company Group will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company Group to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, and without in any way limiting the provisions of Section 2(a) above, the Executive will hold Third Party Information in strictest confidence and will not disclose to anyone (other than personnel, consultants, attorneys, accountants and other advisors of the Company Group who need to know such information in connection with their work for the Company Group) or use such Third Party Information, except to the extent that (i) such Third Party Information shall have become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions in breach of this Agreement, (ii) such Third Party Information is required to be disclosed pursuant to any applicable law or court order, (iii) the use of such Third Party Information is in furtherance of the Executive’s duties under Section 1(a) hereof or (iv) the disclosure of such Third Party Information is expressly authorized by the Board in writing.

(c)    Pursuant to the Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Confidential Information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if the Executive files a lawsuit for retaliation by his employer for reporting a suspected violation of law, the Executive may disclose trade secrets to his attorney and use the trade secret information in the court proceeding if the Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

Section 4.03    Noncompetition and Nonsolicitation. The Executive acknowledges that in the course of his employment with the Company he will become familiar with trade secrets and other confidential information concerning the Company Group and that his services will be of special, unique and extraordinary value to the Company. Therefore, the Executive agrees that:

(a)    Noncompetition. During the Term and for a period of one year thereafter, the Executive shall not, anywhere in the world, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business that is a Competing Business as of the relevant date of determination. Nothing herein shall prohibit the Executive from being a passive owner of not more than 5% of the outstanding stock of any class of any entity that is publicly traded, so long as the Executive has no active participation in the business of such entity. For purposes of this Agreement, the “relevant date of determination” shall mean (x) the date upon which the Executive commences to engage in such activity with respect to any activity commenced during the Term, or (y) the Termination Date with respect to any activity Executive commences to engage in after the Termination Date.

(b)    Nonsolicitation. During the Term and for a period of one year thereafter, the Executive shall not, other than in the good faith performance of his duties for the Company hereunder, directly or indirectly through another entity induce or attempt to induce any employee of the Company Group to leave the employ of any member of the Company Group.

Section 4.04    Enforcement. If, at the time of enforcement of Section 4.03, a court holds that the restrictions stated therein or herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because the Executive’s services are unique and because the Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company and its successors or permitted assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

Section 4.05    Additional Acknowledgments. The Executive acknowledges that the provisions of this Article IV are in consideration of: (i) the Executive’s continued employment with the Company, (ii) the equity interests described in Section 2.03, above, (iii) the severance payments described in Article III, and (iv) additional good and valuable consideration as set forth in this Agreement. In addition, the Executive agrees and acknowledges that the restrictions contained in this Article IV do not preclude the Executive from earning a livelihood, nor do they unreasonably impose limitations on the Executive’s ability to earn a living. In addition, the Executive acknowledges (i) that the business of the Company Group is and will be international in scope and without geographical limitation, (ii) notwithstanding the state of incorporation/formation or principal office of the Company or any other member of the Company Group, it is expected that the Company Group has and will have business activities and valuable business relationships within its industry throughout the world, and (iii) as part of his responsibilities, the Executive will be traveling around the world in furtherance of the Company Group’s business and relationships. The Executive agrees and acknowledges that the potential harm to the Company Group of the non-enforcement of this Article IV outweighs any potential harm to the Executive of their enforcement by injunction or otherwise. The Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of Confidential Information. The Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

ARTICLE V

MISCELLANEOUS

Section 5.01    Withholding. The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to the Executive.

Section 5.02    Section 409A.

(a)    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A or shall comply with the requirements of such provision.

(b)    Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, any payments or arrangements due upon a termination of the Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided, without interest, on the earlier of (i) the date which is six months after the Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of the Executive’s death.

(c)    After any Termination Date, the Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

Section 5.03    Merger Clause; Effectiveness. As of the Commencement Date, this Agreement (together with exhibits attached hereto) contains the complete, full, final and exclusive understanding between the Executive and the Company as to its subject matter hereof and supersedes and replaces any prior term sheets, understandings or agreements between the Executive and the Company (and its affiliates), including, without limitation, the Prior Employment Agreement. The effectiveness of this Agreement is expressly made subject to and conditioned upon the consummation of the Parent IPO; in the event the Parent IPO is not consummated, this Agreement shall have no force or effect. As of the Commencement Date, the Prior Employment Agreement shall terminate and be of no further force or effect.

Section 5.04    Assignment.

(a)    This Agreement is personal to the Executive. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. For purposes of this Section, consent on the part of the Company means the written, signed consent of the Board. Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of the Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee. The Executive hereby consents to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by the Executive is necessary to make such assignment. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(b)    Notwithstanding the foregoing Section 5.04(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any earned and unpaid amounts would otherwise still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.

Section 5.05    Dispute Resolution. Except as provided in the last sentence of this Section, to the fullest extent permitted by law, the Company and the Executive agree to waive their rights to seek remedies in court, including any right to a jury trial. The Company and the Executive agree that any dispute between or among them or their subsidiaries, affiliates or related entities arising out of, relating to or in connection with this Agreement or the Executive’s employment with the Company, will be resolved in accordance with a two-step dispute resolution procedure involving: (1) Step One: non-binding mediation, and (2) Step Two: binding arbitration under the Federal Arbitration Act, 9 U.S.C. section 1 et. seq., or state law, whichever is applicable. Any such mediation or arbitration hereunder shall be conducted in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the JAMS (f/k/a the Judicial Arbitration and Mediation Service) (“JAMS”) pursuant to its then current JAMS Employment Arbitration Rules & Procedures (a copy of which is available through JAM’s website, www.jamsadr.org) (the “JAMS Rules”). Notwithstanding anything to the contrary in the JAMS Rules, the mediation process (Step One) may be ended by either party to the dispute upon notice to the other party that it desires to terminate the mediation and proceed to the Step Two arbitration; provided, however, that neither party may so terminate the mediation process prior to the occurrence of at least one (1) mediation session with the mediator. No arbitration shall be initiated or take place with respect to a given dispute if the parties have successfully achieved a mutually agreed to resolution of the dispute as a result of the Step One mediation. The mediation session(s) and, if necessary, the arbitration hearing shall be held in Philadelphia, Pennsylvania or any other location mutually agreed to by the parties hereto. The arbitration (if the dispute is not resolved by mediation) will be conducted by a single JAMS arbitrator, mutually selected by the parties, as provided for by the JAMS Rules. If required by law, the Company will be responsible for the JAMS charges, including the costs of the mediator and arbitrator, otherwise the parties will share such charges equally. The Company and the Executive agree that the arbitrator shall apply the substantive law of Delaware to all state law claims and federal law to any federal law claims, that discovery shall be conducted in accordance with the JAMS Rules or as otherwise permitted by law as determined by the arbitrator. The arbitrator’s award shall consist of a written statement as to the disposition of each claim and the relief, if any, awarded on each claim. The Company and the Executive understand that the right to appeal or to seek modification of any ruling or award by the arbitrator is limited under state and federal law. Any award rendered by the arbitrator will be final and binding, and judgment may be entered on it in any court of competent jurisdiction in Philadelphia, Pennsylvania at the time the award is rendered or as otherwise provided by law. Nothing contained herein shall restrict either party from seeking temporary injunctive relief in a court of law. The arbitrators are not empowered to award damages in excess of compensatory damages and each party irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the Commonwealth of Pennsylvania.

Section 5.06    GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Section 5.07    Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered as a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by any party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any other right or power. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party, which are not set forth expressly in this Agreement.

Section 5.08    280G; Limitations on Payments.

(a)    Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 3.03 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). In all cases, if there are any reductions to the Total Payments under this paragraph, the reduction shall be performed in a manner which results in the greatest after-tax amount being retained by the Executive and in manner which comports with Section 409A.

(b)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company (provided however that Independent Advisors may not without the Executive’s written consent be the firm which serves as the auditor for the ultimate parent of the entity acquiring the Company) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

Section 5.09    Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.10    Survival. The rights and obligations of the parties under the provisions of this Agreement that relate to post-termination obligations shall survive and remain binding and enforceable, notwithstanding the expiration of the term of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

Section 5.11    Notices. All notices and other communications required or permitted by this Agreement will be made in writing and all such notices and communications will be deemed to have been duly given when delivered or (unless otherwise specified) emailed, mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Company, at its principal office, and if to the Executive, at the Executive’s last address on file with the Company. Either party may change such address from time to time by notice to the other.

Section 5.12    Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

Section 5.13    Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

HARMONY BIOSCIENCES, LLC

By:	/s/ Susan Drexler
Name: Susan Drexler Title: Chief Financial Officer

EXECUTIVE

/s/ John Jacobs
Name: John Jacobs

[Signature Page to Amended and Restated Executive Employment Agreement]

EXHIBIT A

GENERAL RELEASE AND WAIVER

I, John Jacobs, in consideration of and subject to the performance by Harmony Biosciences, LLC, a Delaware limited liability company (the “Company”), of its obligations under the Amended and Restated Executive Employment Agreement, dated as of [DATE], 2020 (together with any amendments thereto, the “Agreement”), do hereby release and forever discharge as of the date hereof each of the Company, the other members of the Company Group, their respective affiliates and subsidiaries and all present and former members, managers, directors, officers, agents, representatives, employees, successors and assigns thereof (collectively, the “Released Parties”) to the extent provided below. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

1.

I understand that the payment of the payments pursuant to Section 3.03 [and Section 3.04, if applicable] of the Agreement (the “Severance Payments”) represent, in part, consideration for signing this General Release and Waiver and is not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the Severance Payments (a) unless I execute this General Release and Waiver and do not revoke this General Release and Waiver within the time period permitted hereafter, (b) if I breach this General Release and Waiver in any material respect or (c) if I breach any provision of Article IV of the Agreement. Such payment will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company, the Company Group or any of their respective affiliates, subsidiaries or successors. Subject to the proviso set forth at the end of Section 2 below, I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company, the Company Group or their respective affiliates or subsidiaries.

2.

Except as provided in Section 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, the Company Group or their respective affiliates or subsidiaries, I knowingly and voluntarily (for myself, my heirs, executors, attorneys, representatives, agents, administrators and assigns) fully and unconditionally release and forever discharge the Company, the Company Group and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release and Waiver becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company, the Company Group or any other Released Parties which I, my spouse, or any of my heirs, executors, attorneys, representatives, agents, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company, the Company Group or their respective affiliates or subsidiaries (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the

Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; Illinois and/or Pennsylvania Labor Laws or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any employment policies, practices or procedures of the Company, the Company Group or any of or any of their respective affiliates, subsidiaries or successors; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that this General Release and Waiver does not waive or release any rights or claims that I may have under or against the Released Parties arising out of any of the following (which shall be excluded from the definition of “Claims”): (a) any claims for the payment of earned but unpaid Base Salary through the Termination Date (b) any rights of indemnification or to advancement of expenses, whether pursuant to applicable law or contract, (c) any rights as an owner of equity in a Released Party, (d) any other vested or accrued amounts to which I am entitled under the express terms of any applicable executive or employee benefit plan, or (e) any claim that may not be waived as a matter of law, including, to the extent applicable, any right to receive an award for information provided to a government agency (except with respect to any discrimination charge filed with or investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) and any similar state or local agency). For the purpose of implementing a full, knowing and complete release and discharge of the aforementioned Released Parties, I expressly acknowledge that this General Release and Waiver is intended to include in its effect, without limitation, all claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that the Agreement contemplates the extinguishment of any such claim or claims.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4.

I agree that this General Release and Waiver does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release and Waiver. I acknowledge and agree that my separation from employment with the Company, the Company Group or their respective affiliates or subsidiaries in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.

In signing this General Release and Waiver, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release and Waiver shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and Waiver and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, the Company Group or any other Released Party, or in the event I should seek to recover against Company, the Company Group or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release and Waiver shall serve as a complete defense to such Claims. I further waive any right to recovery in a proceeding instituted on my behalf by an administrative agency or other entity regarding my employment with, or separation from, the Company, the Company Group or their respective affiliates or subsidiaries. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 above as of the execution of this General Release and Waiver except for .

6.

I represent that I am not aware of any Claim by me other than the claims that are released by this Agreement. I agree to expressly waive any rights I may have under any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims, as well as under any other statute or common law principles of similar effect.

7.

I agree that neither this General Release and Waiver, nor the furnishing of the consideration for this General Release and Waiver, shall be deemed or construed at any time to be an admission by the Company, the Company Group, any other Released Party or myself of any improper or unlawful conduct.

8.

I agree that I will forfeit the Severance Payments payable by the Company pursuant to the Agreement if I challenge the validity of this General Release and Waiver, provided, however, that the foregoing shall not release any right to challenge, under the Older Worker’s Benefit Protection Act, the knowing and voluntary nature of the release of any age claims in this General Release and Waiver, in court or before the EEOC or any right to file an administrative charge with the EEOC or any other similar federal, state, or local agency (provided, that any right to recover monetary damages in any such proceeding shall be hereby released and waived).

9.

I also agree that if I violate this General Release and Waiver by suing the Company, the Company Group or the other Released Parties in respect of a Claim, I will pay all reasonable costs and expenses of defending against the suit incurred by the Released Parties in the event that they are the prevailing party, including reasonable attorneys’ fees, and return the Severance Payments received by me pursuant to the Agreement. I understand that, if I prevail in any action against the Company, the Company Group or any other Released Parties in respect of a Claim, Company will pay all of my reasonable costs and expenses that I incurred in conjunction with such action, including reasonable attorneys’ fees.

10.

I acknowledge and reaffirm my obligation to abide by the covenants set forth Article IV of the Agreement. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to the Business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data, except to the extent that I am entitled to retain such materials under the provisions of Article IV of the Agreement.

11.

Nothing in this General Release and Waiver prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, that are protected under the whistleblower provisions of federal law or regulation (or similar state laws) or receipt of awards thereunder. I will not need the prior authorization of the Board or the Company Chairman to make any such reports or disclosures, and I will not be required to notify the Company that I have made such reports or disclosures, provided, that nothing shall waive any attorney client or similar privilege of the Company or the Company Group. I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

12.

Notwithstanding anything in this General Release and Waiver to the contrary, this General Release and Waiver shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any other Released Party of the Agreement after the date hereof.

13.

I hereby waive any reinstatement or future employment with the Company, the Company Group or any of their respective affiliates or subsidiaries and agree never to apply for employment or otherwise seek to be hired, rehired, employed, reemployed, or reinstated by Company, the Company Group or any of their respective affiliates or subsidiaries without the prior written approval of the Company.

14.

Whenever possible, each provision of this General Release and Waiver, shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release and Waiver is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release and Waiver shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. Upon a finding by a court of competent jurisdiction that any release or agreement in this General Release and Waiver is illegal, void or unenforceable, I agree, at the Company’s option, to execute promptly a release and agreement that is legal and enforceable. My failure to comply with the obligations to promptly execute such release will constitute a material breach of this General Release and Waiver.

BY SIGNING THIS GENERAL RELEASE AND WAIVER, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED [UPDATE AS OF SIGNING];

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE AND WAIVER SUBSTANTIALLY IN ITS FINAL FORM ON                                  ,                      TO CONSIDER IT AND THE CHANGES MADE SINCE THE                                          ,                      VERSION OF THIS GENERAL RELEASE AND WAIVER ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)

I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE AND WAIVER TO REVOKE IT AND THAT THIS GENERAL RELEASE AND WAIVER SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE AND WAIVER KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)

I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE AND WAIVER MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATED AS OF                                 ,

John Jacobs